Exhibit 99

OMI Corporation Announces Quarterly Dividend, Sale of Vessel and Stock
Repurchase

    STAMFORD, Conn.--(BUSINESS WIRE)--Sept. 12, 2005--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that its Board of Directors has declared a dividend on its common stock of $.08 per share, payable on October 12, 2005 to holders of record on September 29, 2005.
   The Company further announced that its Board of Directors has authorized the expenditure of up to $70 million for repurchase of additional shares of the Company's common stock. The authorization is in addition to the authority to repurchase up to 3,000,000 shares announced on August 10, 2005. Under that previously announced authority, the Company has repurchased 1,823,900 shares of common stock at an average price of $16.74 per share. There are currently 80,257,391 shares of common stock outstanding.
   The Company has agreed to sell one of its 1998-built Suezmaxes. Delivery is expected to be in the fourth quarter of 2005, at which time the Company expects to recognize a gain from the sale of approximately $26.5 million.

   OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 46 vessels, consisting of 16 Suezmaxes and 30 product carriers, aggregating approximately 3.8 million deadweight tons ("dwt"). OMI has on order five 37,000 and 47,000 dwt product carriers and has agreed to time charter one new Suezmaxes for a seven year term. The Suezmax is scheduled to be delivered this week and the remaining five product carriers are scheduled to be delivered in the first half of 2006.

     CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789